Exhibit 10.5

Notice of Grant of Stock Options And Option Agreement	Hologic, Inc. ID: 04-2902449 250 Campus Drive Marlborough, MA 01752

Participant Name	Plan: Hologic, Inc. Amended and Restated 2008 Equity Incentive Plan, as may be amended from time to time (the “Plan”)

Effective GRANT DATE, you have been granted a Non-Qualified Stock Option (the “Option”) to buy SHARES GRANTED shares of Hologic, Inc. (the “Company”) common stock at GRANT PRICE. The Option is granted pursuant to the terms and conditions of the Plan, referenced above, and the option agreement (the “Option Agreement”) provided herewith.

Subject to the terms and conditions of the Option Agreement and the Plan, the Option will vest 25% on each of the first four anniversaries of the grant date (each such date a “Vesting Date”), such that the Option will be fully vested on the fourth anniversary of the grant date. Unless sooner terminated pursuant to the terms of the Option Agreement or the Plan, the Option will expire on EXPIRATION DATE [10 YEARS AFTER GRANT DATE].

Where a fraction of the Option would vest on a Vesting Date pursuant to the schedule indicated above, the number of shares of Common Stock subject to the Option (the “Option Shares”) that vest on such Vesting Date may be rounded upward or downward to the next whole number at the discretion of the Company; provided, however, that the aggregate number of Option Shares that become vested and exercisable shall not exceed the total number of Option Shares awarded under this Option Agreement.

By your signature and the Company’s signature below, you and the Company agree that the Option is granted under and governed by the terms and conditions of the Plan and the Option Agreement.

Hologic, Inc.	Date

Electronic Signature	Acceptance Date

HOLOGIC, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

Non-Qualified Stock Option Agreement (the “Option Agreement”) pursuant to the Hologic, Inc. Amended and Restated 2008 Equity Incentive Plan, as it may be amended from time to time (the “Plan”).

W I T N E S S E T H:

WHEREAS, the Company and the Optionee desire to enter into an agreement whereby the Company will grant the Optionee an option (the “Option”) to purchase shares of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), as set forth in the Notice of Grant of Stock Options to which this Option Agreement is attached (the “Award Notice”); and

WHEREAS, this Option is intended to qualify as a “Non-Qualified Stock Option”, which is a stock option which does not qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Optionee agree as follows:

1. Grant of Option.

Pursuant to the terms and conditions of this Option Agreement and the Plan (which is incorporated herein by reference), the Company hereby grants to the Optionee an Option to purchase shares of Common Stock (the “Option Shares”) as provided in the Award Notice. The exercise price at which the Option Shares may be purchased (the “Option Exercise Price”) and the vesting schedule of the Option are set forth in the Award Notice. The number and class of securities, vesting schedule and exercise price per share subject to this Option are subject to adjustment as set forth in the Plan. In the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan.

2. Vesting of Option.

Subject to the provisions of the Plan, Section 3 of this Option Agreement and the right of the Company to accelerate the date upon which any or all of this Option would otherwise become exercisable, the Optionee shall be entitled to exercise this Option with respect to all or a portion of the percentage or number of the Option Shares provided in the Award Notice. Notwithstanding the foregoing, in the event that the Optionee’s Service (as defined below) is terminated as a result of: (i) the death or Permanent Disability (as defined in Section 23(e)(3) of the Code) of the Optionee, the Option shall become fully vested upon such termination, or (ii) the Optionee’s Retirement (as defined below), the Options shall continue to vest in accordance with the vesting schedule specified in the Award Notice as though the Optionee remained a Service Provider (as defined below) to the Company through the final vesting date; provided, however, that the Option shall not be eligible for the treatment described in this Section 2(ii) if the grant date is within ninety (90) days of the Optionee’s Retirement. For purposes of this Agreement, the term “Service” shall mean service as a Service Provider to the Company, and the term “Service Provider” shall mean an employee, officer or director of the Company or an Affiliate of the Company, or a consultant currently providing services to the Company or an Affiliate of the Company. Whether a termination of Service shall have occurred for purposes of this Agreement shall be determined by the Company, which determination shall be final, binding and conclusive. For purposes of this Agreement, the term “Retirement” shall mean an Optionee’s termination of Service other than by the Company for Cause on or after the earlier of (a) attaining age 65, or (b) attaining age 55 and completing 10 years of continuous Service with the Company.

(Hologic, Inc. NQSO Agreement - Page 2)

3. Termination of Service.

If the Optionee’s Service is terminated (a “Termination”), then unless otherwise provided in this Option Agreement or the Plan, this Option may be exercised as to all shares with respect to which Optionee could exercise this Option on the date of Termination, and which shares have not been previously purchased, until the earlier of the Expiration Date, or:

(i)	in the case of a Termination by reason of death or Permanent Disability, one year after such Termination;

(ii)

in the case of a Termination due to Retirement, ninety (90) days after the date that the last of the stock options granted to the Optionee under the Plan (including, but not limited to the Option subject to this Option Agreement) vest;

(iii)	in all other cases, ninety (90) days after the Termination; or

such other date as determined by the Company, and there shall be no further vesting of the Option after such Termination. Notwithstanding any provision of this Option Agreement to the contrary, in no event may this Option be exercised after the Expiration Date set forth in the Award Notice.

Notwithstanding the foregoing, in the case of a Termination for cause, the ability to exercise this Option may be terminated on such earlier date as the Company may specify, and such date may be set so as to prevent the Optionee from further exercising any portion of this Option.

4. Nontransferability; Persons Able to Exercise.

The Option may not be transferred other than by will or the laws of descent and distribution. During the life of the Optionee, only the Optionee may exercise this Option. If the Optionee dies while still employed by the Company, or the periods specified in Section 3, this Option may be exercised by the Optionee’s executors, administrators, legatees or distributees, provided that such person or persons comply with the provisions of this Option applicable to the Optionee.

5. Method of Exercising Option.

The Option may be exercised, in whole or in part, by written notice to the Company, containing an executed Notice of Exercise in the form of Attachment A, provided that the Company, in its discretion, may modify or augment these requirements as provided in Section 7 of this Option Agreement, or where appropriate because a person other than the Optionee is exercising the Option pursuant to Section 4. The written notice specified in this Section must be accompanied by payment of the Option Exercise Price for the shares being purchased. Payment shall be made in cash, unless the Company, in its sole discretion, authorizes payment to be made in shares of Common Stock of the Company, a combination of such shares and cash. As soon as practical after receipt of this notice and payment, the Company shall deliver the purchased Option Shares. In the event this Option is exercised by any person other than the Optionee, the notice shall be accompanied by appropriate proof of the right of such person to exercise this Option.

6. No Rights Other Than Those Expressly Created.

Neither this Option, the Option Agreement nor any action taken hereunder shall be construed as (i) giving the Optionee any right to be retained in the Service of, or continue to be affiliated with, the Company, (ii) giving the Optionee any equity or interest of any kind in any assets of the Company, or (iii) creating a trust of any kind or a fiduciary relationship of any kind between the Optionee and the Company. As to any claim for any unpaid amounts under this Option, any person having a claim for payments shall be an unsecured creditor. The Optionee shall not have any of the rights of a stockholder with respect to any Option Shares until such time as this Option has been exercised and Option Shares have been issued.

(Hologic, Inc. NQSO Agreement - Page 3)

7. Compliance with Laws.

(a) Withholding of Taxes. Pursuant to applicable federal, state, local or foreign laws, the Company may be required to collect or withhold income or other taxes from Optionee upon the grant of this Option, the exercise of this Option, or at some other time. The Company may require, as a condition to the exercise of this Option, or demand, at such other time as it may consider appropriate, that the Optionee pay the Company the amount of any taxes which the Company may determine is required to be collected or withheld, and the Optionee shall comply with the requirement or demand of the Company.

(b) Securities Law Compliance. Upon exercise (or partial exercise) of this Option, the Optionee shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue or transfer the Option Shares in compliance with the provisions of applicable federal, state, local or foreign securities laws. The Company, in its discretion, may postpone the issuance and delivery of Option Shares upon any exercise of this Option until completion of such registration or other qualification of such shares under any federal, state, local or foreign laws, or stock exchange listing, as the Company may consider appropriate. In addition, the Company may require that prior to the issuance or transfer of Option Shares upon exercise of this Option, the Optionee enter into a written agreement to comply with any restrictions on subsequent disposition that the Company deems necessary or advisable under any applicable federal and state securities laws. The Option Shares issued hereunder may be legended to reflect such restrictions.

(c) General. No Option Shares shall be issued upon exercise of this Option unless and until the Company is satisfied, in its sole discretion, that there has been compliance with all legal requirements applicable to the issuance of such Option Shares.

8. Miscellaneous.

(a) Non-Qualified Option. The Option hereby granted is not intended to be an “incentive stock option” as that term is defined in Section 422 of the Internal Revenue Code.

(b). Recoupment/Claw-Back of Awards. Notwithstanding any other provision of this Option Agreement to the contrary, any Option granted under this Option Agreement (including any proceeds, gains or other economic benefit actually or constructively received upon any receipt or exercise of any Option or upon the receipt or resale of any share of Common Stock underlying the Option) shall be subject to the terms of any compensation recoupment or claw-back policy implemented by the Company, as any such policy may be amended from time to time, and/or subject to recoupment as required by any other provisions of any law (including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended), government regulation or stock exchange listing requirement. The Company may reduce, cancel, or withhold against the Option or any other outstanding unvested or vested cash or equity-based compensation owed or due to the Optionee, in each case, to the fullest extent permitted by applicable law in order to enforce the terms of any such clawback policy(ies).

(c) Discretion of the Committee. Unless otherwise explicitly provided herein, the Board of Directors of the Company, or an authorized committee thereof, shall make all determinations required to be made hereunder, including determinations required to be made by the Company, and shall interpret all provisions of this Option and Option Agreement, as it deems necessary or desirable, in its sole and unfettered discretion. Such determinations and interpretations shall be binding on and conclusive to the Company and the Optionee.

(d) Amendment. Subject to the terms of the Plan, this Option may only be modified or amended by a writing signed by both parties.

(e) Notices. Any notices required to be given under this Option shall be sufficient if in writing and if sent by certified mail, return receipt requested, and addressed as follows:

(Hologic, Inc. NQSO Agreement - Page 4)

if to the Company:

Hologic, Inc.

250 Campus Drive

Marlborough, MA 01752

Attention: Chief Financial Officer

if to the Optionee:

As set forth in the records of the Company or to such other address as either party may designate under the provisions hereof.

(f) Entire Agreement. This Option Agreement shall supersede in its entirety all prior undertakings and agreements of the Company and Optionee, whether oral or written, with respect to this option; provided however that nothing herein shall supersede any prior written employment or other similar written agreement, if any, that may provide, in certain circumstances, for acceleration or extension of options granted to the Optionee.

(g) Successors and Assigns. The rights and obligations of the Company under this Option Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

(h) Applicable Law; Venue; Severability. All rights and obligations under this Option Agreement shall be governed by the laws of the State of Delaware. For purposes of any action, lawsuit or other proceedings brought to enforce this Option Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware, and no other courts, where the grant of this Option is made and/or to be performed. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Option Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Option Agreement shall nevertheless remain in full force and effect.

(i) Paragraph Headings; Rules of Construction. The paragraph headings used in this Option Agreement are for convenience of reference, and are not to be construed as part of this Option or Option Agreement. The parties hereto acknowledge and agree that the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Option Agreement.

(j) Electronic Copies. The Company may choose to deliver certain materials relating to the Plan in electronic form. By accepting this option, you consent and agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide you with such copies upon request.

(k). No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Option Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party, unless explicitly provided for herein. No single or partial exercise of any right, power or remedy under this Option Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

(l). Counterparts. The Award Notice to which this Option Agreement is attached and incorporated by reference may be executed in multiple counterparts, including by electronic or facsimile signature, each of which shall be deemed in original but all of which together shall constitute one and the same instrument.

(Hologic, Inc. NQSO Agreement - Page 5)

(m). Appendices. Notwithstanding any provision of this Option Agreement to the contrary, if the Optionee resides in a country outside the United States or is otherwise subject to the laws of a country other than the United States, the Option shall also be subject to the terms and conditions set forth in Appendix A and Appendix B to this Agreement. Moreover, if the Optionee relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to the Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Each of Appendix A and Appendix B, in its entirety, constitutes part of this Option Agreement and is incorporated by reference herein.

(Hologic, Inc. NQSO Agreement - Page 6)

Attachment A

[Insert Notice of Option Exercise]

(Hologic, Inc. NQSO Agreement - Page 7)

Appendix A

to

Hologic, Inc.

Non-Qualified Stock Option Agreement

Additional Terms and Conditions for Optionees Subject to Laws Outside the United States

The following terms and conditions apply to Optionees who reside outside the United States or who are otherwise subject to the laws of a country other than the United States. In general, the terms and conditions in this Appendix A supplement the provisions of the Non-Qualified Stock Option Agreement (the “Option Agreement”) of which this Appendix A forms a part, unless otherwise indicated herein. Unless otherwise defined herein, the terms defined in the Plan or the Option Agreement, as applicable, shall have the same meanings in this Appendix A.

A1. Retirement. The following provision supplements Paragraph 4 of the Option Agreement:

Notwithstanding anything in Paragraph 4 of the Option Agreement to the contrary, if there has been a legal judgment and/or legal development in the Optionee’s jurisdiction, which, in the opinion of counsel to the Company, likely would result in the favorable treatment that applies to this Option in the event of the Optionee’s Retirement being deemed unlawful and/or discriminatory, the provisions in Paragraph 4 of the Agreement regarding the treatment of this Option in the event of Retirement shall not be applicable to this Option and the remaining provisions of Paragraph 4 will govern.

A2. Acknowledgment of Nature of the Plan and the Option. By accepting the grant of this Option, the Optionee acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time without notice and without compensation;

(b) the grant of this Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted in the past;

(c) all decisions with respect to future grants of stock options, if any, will be at the sole discretion of the Company;

(d) the Optionee is voluntarily participating in the Plan;

(e) this Option and the underlying shares of Common Stock, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f) this Option and the underlying shares of Common Stock, and the income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company (or any Subsidiary) or the Employer, and which are outside the scope of the Optionee’s employment or service contract, if any;

(g) this Option and the underlying shares, and the income from and value of same, are not part of normal or expected compensation for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(Hologic, Inc. NQSO Agreement - Page 8)

(h) the grant of this Option and the Optionee’s participation in the Plan will not be interpreted to form an employment or engagement agreement with the Company or any Subsidiary;

(i) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty; if the shares of Common Stock subject to this Option do not increase in value, the Option will have no value; if the Optionee exercises the Option and acquires shares of Common Stock, the value of such shares may increase or decrease, even below the Option Exercise Price;

(j) the value of the shares of Common Stock acquired upon exercise of this Option may increase or decrease in value;

(k) no claim or entitlement to compensation shall arise from forfeiture of this Option resulting from the Optionee’s ceasing to provide services to the Employer or the Company (or any Subsidiary) (regardless of the reason for such termination and whether the termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or providing services or the terms of the Optionee’s employment or engagement agreement, if any);

(l) this Option and the benefits evidenced by this Option Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have this Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock; and

(m) neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of this Option or of any amounts due to the Optionee pursuant to the exercise of this Option or the subsequent sale of any shares of Common Stock acquired upon exercise.

A3. Responsibility for Taxes. The following provision supplements Paragraph 7(a) of the Option Agreement:

(a) The Optionee acknowledges that, regardless of any action taken by the Company (including its Subsidiaries) or, if different, the Optionee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee (“Tax-Related Items”) is and remains the Optionee’s responsibility and may exceed the amount, if any, actually withheld by the Company (or any Subsidiary) or the Employer. The Optionee further acknowledges that the Company (and its Subsidiaries) and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee is subject to Tax Related Items in more than one jurisdiction, the Optionee acknowledges that the Company (or any Subsidiary) and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) In connection with any applicable withholding event, the Optionee authorizes the Company (and any Subsidiary) and/or the Employer, or their respective agents, at their discretion, to satisfy their obligations, if any, with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company (or any Subsidiary) or the Employer, (b) requiring the Optionee to tender a cash payment to the Company or a Subsidiary in the amount of the Tax-Related Items and/or (c) any other method authorized under the Plan, as determined by the Board prior to the applicable withholding event.

(Hologic, Inc. NQSO Agreement - Page 9)

(c) The Company may withhold for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in the Optionee’s jurisdiction(s), in which case the Optionee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in shares of Common Stock. The Company may refuse to issue or deliver the Option Shares or the proceeds of the sale of such shares, if the Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.

A4. Language. The Optionee acknowledges that the Optionee is sufficiently proficient in English or has consulted with an advisor who is sufficiently proficient in English to understand the terms and conditions of the Option Agreement. Furthermore, if the Optionee has received the Option Agreement or any other document related to the grant of this Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

A5. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Optionee’s participation in the Plan, on this Option and on any shares of Common Stock acquired under the Plan (or the proceeds from the sale of such shares), to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(Hologic, Inc. NQSO Agreement - Page 10)

Appendix B

to

Hologic, Inc.

Non-Qualified Stock Option Agreement

Country-Specific Terms and Conditions

This Appendix B includes special terms and conditions applicable to the Optionee if the Optionee resides and/or works in one of the countries listed below. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Non-Qualified Stock Option Agreement (the “Option Agreement”) of which this Appendix B forms a part. Unless otherwise defined herein, the terms defined in the Plan or the Option Agreement, as applicable, shall have the same meanings in this Appendix B.

This Appendix B also includes information relating to exchange control, foreign asset and/or account reporting and other issues of which the Optionee should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of October 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time you exercise the Option or the sell shares of Common Stock acquired under the Plan.

In addition, the information is general in nature and may not apply to the Optionee’s particular situation. The Company is not in a position to assure Optionee of any particular result. Accordingly, the Optionee should seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if the Optionee is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, or if the Optionee transfers employment or residency to another country after the Option is granted, the information contained herein may not be applicable to the Optionee. The Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Optionee.

AUSTRALIA

Tax Notice. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

Securities Law Notice. If you acquire shares of Common Stock under the Plan and subsequently offer the shares of Common Stock for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law. You should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

BELGIUM

Tax Notification. Affirmatively accepting stock options in writing within 60 days after the date of the Option offer (i.e., the date on which you are first notified in writing of the material terms and conditions of this Option grant), will result in taxation of the Option on the 60th day after the offer date. If this Option is accepted more than 60 days after the Option offer, this Option will be taxed at exercise. You should consult with your personal tax advisor to ensure compliance with applicable tax obligations.

CANADA

Form of Payment. For avoidance of doubt, you are prohibited from surrendering shares of Common Stock that you already own to pay the Option Exercise Price or satisfy any Tax-Related Items in connection with the exercise of this Option. The Company reserves the right to permit this method of payment depending upon the development of local law.

(Hologic, Inc. NQSO Agreement - Page 11)

Securities Law Notice. The sale of shares of Common Stock acquired under the Plan may not take place in Canada.

The following provisions apply for Optionees in Quebec:

French Language Documents. A French translation of the Plan and the Option Agreement will be made available to the Optionee as soon as reasonably practicable. The Optionee understands that, from time to time, additional information related to the Option might be provided in English and such information may not be immediately available in French. Notwithstanding anything to the contrary in the Option Agreement, and unless the Optionee indicates otherwise, the French translation of the Plan and the Option Agreement will govern the Optionee’s Option and his or her participation in the Plan.

Documents en langue française. Une traduction française du Plan et de l’Accord sera mise à la disposition du Participant dès que raisonnablement possible. Le Participant comprend que, de temps à autre, des informations supplémentaires relatives aux l’Option peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Nonobstant toute disposition contraire de la Convention, et sauf indication contraire du Participant, la traduction française du Plan et de la Convention régira l’Option du Participant et sa participation au Plan.

CHINA

The following provision applies if the Optionee is subject to exchange control restrictions and regulations in the People’s Republic of China (“PRC”), including the requirements imposed by the China State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:

Vesting and Exercisability. Notwithstanding anything to the contrary in the Plan or the Option Agreement, this Option will not vest or be exercised unless and until all necessary exchange control approvals or other requirements with respect to the Option under the Plan have been satisfied (“SAFE Requirements”), as determined by the Company in its sole discretion.

Form of Payment. Notwithstanding any provision of the Plan and the Option Agreement, due to legal restrictions in China, the Optionee will be required to pay the Option Exercise Price by a broker assisted cashless sell-all exercise, using a licensed securities broker acceptable to the Company, such that all shares of Common Stock subject to the exercised Option will be sold immediately upon exercise (i.e., a “same day sale”) and the proceeds of sale, less the Option Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Optionee in accordance with any applicable exchange control laws and regulations, including but not limited to the restrictions set forth in this Appendix B for China below, under “Exchange Control Requirements.” The Company reserves the right to provide the Optionee with additional methods of exercise.

Exchange Control Requirements. The Optionee agrees that the Optionee shall keep the shares released upon exercise of this Option in the special account at the U.S. brokerage firm(s) designated by the Company and shall not transfer such shares to any other brokerage firm(s) unless otherwise permitted by the Company, in its discretion. Further, unless otherwise determined by the Company, the Optionee shall have the right to hold or sell shares released to the Optionee’s account upon exercise, but agrees that all cash proceeds from such sale as well as any dividends (after deduction of applicable Tax-Related Items) shall be distributed to the Optionee through an authorized bank account established by the Company or one of its Subsidiaries in China (the “Authorized China Bank Account”). The Optionee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in the PRC.

(Hologic, Inc. NQSO Agreement - Page 12)

Termination of Service. The following provision replaces Paragraph 3 of the Option Agreement:

If the Optionee’s Service is terminated (a “Termination”), this Option may be exercised as to all shares with respect to which Optionee could exercise this Option on the date of Termination, and which shares have not been previously purchased, until the earlier of:

(i)	the Expiration Date;

(ii)	sixty (60) days after the Termination; or

(i)	such other date as determined by the Company, and there shall be no further vesting of the Option after such Termination.

Notwithstanding any provision of this Option Agreement to the contrary, in no event may this Option be exercised after the Expiration Date set forth in the Award Notice.

Further, upon Termination of the Optionee’s Service (for any reason), any remaining shares of Common Stock held by the Optionee will be sold by the brokerage firm(s) as designated by the Company as soon as practicable, in no event later than sixty (60) days after the date of termination, and the cash proceeds (less any brokerage fees or commissions and subject to withholding of any Tax-Related Items) shall be distributed to the Optionee through the Authorized China Bank Account. The Optionee understands and agrees that the Company’s designated broker is under no obligation to arrange for the sale of the shares at any particular price.

The Optionee also understands and agrees that there will be a delay between the date the shares of Common Stock are sold and the date the cash proceeds are distributed to the Optionee. The Optionee agrees to bear any currency fluctuation risk between the time the shares are sold and the time the cash proceeds are distributed to the Optionee through the Authorized China Bank Account.

COSTA RICA

There are no country-specific provisions.

DENMARK

Danish Stock Option Act. By participating in the Plan, the Optionee acknowledges that he or she received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act, as amended effective January 1, 2019.

FINLAND

There are no country-specific provisions.

FRANCE

Tax Notice. The Option granted under this Option Agreement is not intended to be a tax-qualified Option.

Language Consent. By accepting this grant, the Optionee confirms having read and understood the documents relating to the grant (the Plan and the Option Agreement) which were provided in English language. The Optionee accepts the terms of those documents accordingly.

Consentement a la Langue. En acceptant cette attribution, le Participant confirme ainsi avoir lu et compris les documents relatifs à l’attribution (le Plan et ce Contrat d’Option) qui ont été communiqués en langue anglaise. Le Participant accepte les termes en connaissance de cause.

(Hologic, Inc. NQSO Agreement - Page 13)

GERMANY

Exchange Control Notice. Cross-border payments in excess of €12,500 must be reported to the German Federal Bank (Bundesbank). If the Optionee otherwise makes or receives a payment in excess of €12,500 (including if the Optionee acquires shares under the Plan with a value in excess of this amount or sells shares via a foreign broker, bank or service provider and receives proceeds in excess of this amount), the Optionee must report the payment and/or the value of the shares withheld or sold to the Bundesbank. Such reports must be filed either electronically by accessing the electronic General Statistics Reporting Portal (“Allgemeines Meldeportal Statistik”) via the Bundesbank’s website (www.bundesbank.de), or by such other method (e.g., email or telephone) and within such other timing as permitted or required by Bundesbank. It is the Optionee’s responsibility to comply with this reporting obligation and the Optionee should consult with his or her personal legal advisor in this regard.

NETHERLANDS

There are no country-specific provisions.

PORTUGAL

Language Consent. The Optionee hereby expressly declares that the Optionee has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Option Agreement.

Consentimento sobre Língua. O Empregado Contratado, pelo presente instrumento, declara expressamente que domina a língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidos no Plano e no Acordo de Opção.

Exchange Control Notice. If the Optionee holds shares of Common Stock upon exercise of this Option, the acquisition of such shares should be reported to the Banco de Portugal for statistical purposes. If the shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report to the Banco de Portugal. If the shares are not deposited with a commercial bank or financial intermediary in Portugal, the Optionee is responsible for submitting the report to the Banco de Portugal.

SINGAPORE

Securities Law Notice. The offer of the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA and is not made with a view to the Option or underlying shares of Common Stock being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification Requirement. The directors, associate directors or shadow directors of a Subsidiary in Singapore are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the relevant Subsidiary in writing of an interest (e.g., this Option, shares of Common Stock, etc.) in the Company or any related company within two business days of (a) its acquisition or disposal, (b) any change in a previously-disclosed interest (e.g., upon exercise of this Option or when shares acquired under the Plan are subsequently sold), or (c) becoming a director. The Optionee understands that if he or she is the Chief Executive Officer (“CEO”) of a Subsidiary in Singapore and the above notification requirements are determined to apply to the CEO of a Subsidiary in Singapore, the above notification requirements also may apply to the Optionee.

(Hologic, Inc. NQSO Agreement - Page 14)

SPAIN

No Entitlement. The following provision supplements Section A2 of Appendix A to the Option Agreement:

The Optionee acknowledges that the Optionee consents to participation in the Plan and has received a copy of the Plan.

The Optionee understands that the Company has unilaterally, gratuitously and discretionally decided to grant stock options under the Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries on an ongoing basis except as provided in the Plan. Consequently, the Optionee understands that this Option is granted on the assumption and condition that the Option or the shares of Common Stock acquired upon exercise shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Optionee understands that this grant would not be made to the Optionee but for the assumptions and conditions referred to above; thus, the Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then this Option shall be null and void.

This Option is a conditional right to shares of Common Stock and can be forfeited in the case of, or affected by, the Optionee’s termination of service or employment. This will be the case, for example, even if (1) the Optionee is considered to be unfairly dismissed without good cause; (2) the Optionee is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Optionee terminates employment or service due to a change of work location, duties or any other employment or contractual condition; (4) the Optionee terminates employment or service due to unilateral breach of contract of the Company, the Employer, or any other Subsidiary; or (5) the Optionee’s employment or service terminates for any other reason whatsoever, except for reasons specified in the Option Agreement. Consequently, upon termination of the Optionee’s employment or service for any of the reasons set forth above, the Optionee may automatically lose any rights to the unvested Option granted to him or her as of the date of the Optionee’s termination of employment, as described in the Plan and the Option Agreement.

Securities Law Notice. The grant of this Option and the shares of Common Stock issued upon exercise of the Option are considered a private placement outside the scope of Spanish laws on public offerings and issuances of securities. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. This Option Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Notice. The Optionee is required to declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities held in such accounts if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds a certain threshold. Different thresholds and deadlines to file this declaration apply. However, if neither such transactions during the immediately preceding year nor the balances / positions as of December 31 exceed a certain threshold, no such declaration must be filed unless expressly required by the Bank of Spain. If any of such thresholds were exceeded during the current year, the Optionee may be required to file the relevant declaration corresponding to the prior year, however, a summarized form of declaration may be available. The Optionee should consult a personal tax or legal advisor for further information regarding these exchange control reporting obligations.

SWITZERLAND

Securities Law Notice. The grant of this Option and the issuance of any shares of Common Stock are not intended to be a public offering in Switzerland and are therefore not subject to registration in Switzerland.

(Hologic, Inc. NQSO Agreement - Page 15)

Neither this document nor any materials relating to the Option (i) constitutes a prospectus according to articles 35 et. seq. of the Swiss Federal Act on Financial Services (“FinSA”) (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or a Subsidiary, or (iii) has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Supervisory Authority (FINMA)).

UNITED KINGDOM

Responsibility for Taxes. The following provision supplements Section A3 of Appendix A to the Option Agreement:

Without limitation to Section A3 of Appendix A, the Optionee agrees that the Optionee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company (or any Subsidiary) or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Optionee also agrees to indemnify and keep indemnified the Company (and its Subsidiaries) and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Optionee’s behalf.

Notwithstanding the foregoing, if the Optionee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Act), the immediately foregoing provision will not apply; instead, the amount of any uncollected income tax may constitute a benefit to the Optionee on which additional income tax and national insurance contributions may be payable. The Optionee is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company (and any Affiliate) or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit.

(Hologic, Inc. NQSO Agreement - Page 16)